	CONTACTS:	Victory Energy Corporation Kenneth Hill, CEO Mark Biggers, CFO 512-347-7300 Investor Relations: Dennard Rupp Gray & Lascar, LLC Ken Dennard / Ben Burnham 713-529-6600

FOR IMMEDIATE RELEASE

VICTORY ENERGY NAMES KENNETH HILL AS

CHIEF EXECUTIVE OFFICER

NEWPORT BEACH, CA – January 18, 2012 – Victory Energy Corporation (OTCQB: VYEYD), today announced the appointment of Kenneth “Kenny” Hill as Chief Executive Officer, effective January 17th.

Robert J. Miranda, Victory Energy’s Chairman, commented, “Kenny has been a key contributor to our turnaround efforts since joining Victory Energy as Chief Operating Officer in January 2011. Since that time he has overseen the development of our rapidly growing oil and gas portfolio and built a promising pipeline of future projects. I and the rest of the Board are confident that he is the right man to lead the company to the next level.”

Hill has served as Victory’s Vice President and Chief Operating Officer since January 2011 and as a member of the Board of Directors since April 2011. Prior to joining the Company, Mr. Hill held titles of Interim CEO, VP of Operations and VP of Investor Relations for the U.S. subsidiary of Austin Exploration Limited, a publically traded oil and gas company on the Australian Stock Exchange. From 2001 through his tenure at Austin Exploration, Hill – via his private company Here We Go Again Partners – raised several million dollars of venture capital, personally invested in and consulted for a number of successful entrepreneurial ventures across a variety of industries, including oil and gas. Prior to Here We Go Again Partners, Hill was employed for 16 years at Dell, Inc. (formerly PC Limited and Dell Computer Corporation). As one of the first 20 employees at Dell he served in variety of management positions including manufacturing, sales, marketing, and business development. Prior to joining Dell, Hill studied Business Management and Business Marketing at Southwest Texas State University (now Texas State University). While at Dell, Mr. Hill continued his education at The University of Texas Graduate School of Business Executive Education program, The Aspen Institute and the Center for Creative Leadership.

Hill commented, “I’m excited to be taking the reins at this point in the Company’s development. The stage is now set for what we expect to be a very busy and exciting year. We are totally focused on our three primary objectives for the year ahead. Specifically to 1) increase reserves - via drill bit and better reservoir analysis of existing assets; 2) improve returns; and 3) continue to manage and improve the Company’s balance sheet. Bob Miranda has been instrumental in getting us to this point and I look forward to continuing to work with him in his capacity as Chairman of the Board of Directors and Audit Committee.”

Please note that Victory Energy intends to use its website, www.vyey.com, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included on the Victory Energy website in the "Investor Relations" section. Accordingly, investors should monitor such portions of the Victory Energy website in addition to following press releases, SEC filings and public conference calls and webcasts.

About Victory Energy Corporation

Victory Energy Corporation (OTCQB: VYEYD) is engaged in the exploration, acquisition, development, and exploitation of domestic oil and gas properties. The company now leverages both internal capabilities and strategic industry relationships to acquire working interest positions in low-to-moderate risk oil and gas prospects.

Future investment will focus primarily on oil or liquid-rich gas projects within longer-life reservoirs that offer lower F&D costs / BOE.

The company had nine wells on production entering FY 2011 and seventeen on production at the end of the calendar year. Currently held acreage provides a pipeline of eighteen additional gross wells that could be drilled in FY 2012; however, we have line of sight to incremental projects beyond current acreage with generally higher working interest participation.

The company's current producing oil and gas assets are located in the United States. Download the investor fact sheet for current summary of projects and activity.

Victory Energy intends to provide periodic updates to the investment community as progress is made across its asset base. These updates may occur via the company web site or via the company “E-News” service. For more information about the company or to subscribe to our email news distribution service, please visit our website http://www.vyey.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

There are forward-looking statements contained in this news release. They use such words as “intend,” “will,” “may,” “expect,” “believe,” “plan,” or other similar terminology. These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements. These factors include, but are not limited to: risks associated with the implementation of the Company’s strategic growth plan; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customer base or acts of war or terrorism; availability and cost of materials and labor; demand for natural gas; cost and availability of capital; competition; the Company’s overall marketing, operational and financial performance; economic and political conditions; the continued service of the Company’s executive officer; adverse developments in and increased or unforeseen legal costs related to the Company’s litigation; the success of the Company’s strategic partnerships and joint venture relationships; the Company’s ability to pay certain debts; adoption of new, or changes in, accounting policies and practices; adverse court rulings; results of other litigation in which the company is involved; and other factors discussed from time to time in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission. Forward-looking information is provided by Victory Energy Corporation pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, the Company disclaims any intent or obligation to update these forward-looking statements.